BINDING TERMS SHEET

PRIVATE AND CONFIDENTIAL

ADVANCED HUMAN IMAGING LIMITED (an entity incorporation in Australia) (**AHI**) is a technology company that has developed a MultiScan Platform currently comprising of Body, Face and Dermatological scans (the integrated SaaS being referred to as *CompleteScan*), that provides partners with a series of system development kits (SDK's) delivering a multitude of biometric markers and health risk indicators via a smart -phone application. AHI provides this solution to multiple business segments including mHealth, Life & Health Insurance, fitness, weight loss, and apparel (**AHI Platform**).

JANA CARE, INC. is a company providing digitally connected point-of-care analytic tools/devices that attach to a smartphone that uses a proprietary app for consumers, healthcare workers and pharma clinical trials to screen or monitor for Metabolic Diseases, Renal Disorders and Cardiovascular Disease (**Jana**).

Jana and AHI are each a "Party" and together are the "Parties" in this document.

This Terms Sheet sets out the terms upon which the Parties will work together to integrate the Jana Platform into the MultiScan Platform for availability within the *CompleteScan SaaS* offering and the basis upon which the companies will generate revenue together. Additionally, AHI will make an equity investment in Jana to create a more strategic relationship between the two companies.

This Terms Sheet is binding on the Parties:

1.	**Integration of the Jana Platform**	The Parties agree to collaborate and work together to design, develop and integrate the Jana Platform into the MultiScan Platform according to the timeline and functional specifications set out in Schedule 1 (**Product Integration**).
2.	**Condition**	The investment contemplated in clause 5 (a) and (b) of the Binding Terms Sheet is conditional on AHI completing due diligence on Jana within 90-days from the date of execution of this Terms Sheet to its satisfaction (in its sole and absolute discretion) (**Condition**). If AHI has not confirmed that the Condition has been satisfied within the specified time period or by such later date as may be agreed, then either party may terminate the Binding Terms Sheet by notice in writing to the other.
3.	**Contributions from the Parties**	(a) The Parties each agree to make available sufficient personnel and resources to prioritise the Product Integration. (b) Other than as set out in Schedule 1, each of the Parties will bear its own costs and expenses

			associated with the Product Integration, where applicable.
4.	**Pricing and Promotion of CompleteScan Platform**	(a)	Once the Product Integration is complete, the Parties agree to use their best efforts to promote the use of the *CompleteScan* SaaS offering to existing and to new sales channel partners across both AHI and Jana commercial networks.
		(b)	The Parties agree that the revenue sharing and pricing model for use of the Jana as part of *CompleteScan* will be agreed upon between the Parties as part of the formal agreements.
5.	**Cash and Share Equity Consideration**	(a)	Under the terms of the agreement, AHI will be granted a 120-day option from the date of this Terms Sheet to provide a cash USD$5,000,000 equity investment to Jana.
		(b)	In addition to the proposed investment in subsection (a), AHI will be granted a concurrent 120-day option from the date of this Terms Sheet to provide a further USD$3,000,000 investment to Jana by way of a share swap in which AHI will provide its NASDAQ-listed shares to Jana unless there is an impediment to the AHI listing on NASDAQ following its IPO in the USA, in which case AHI will provide its ASX-listed shares to Jana, in both cases the shares will be subject to a standard (i.e., 90-180 day) lock-up provision and then become freely tradeable.
		(c)	AHI will participate in Jana's current Convertible Note in the amount of USD$500,000 upon signing of this Terms Sheet.
		(d)	Jana and AHI will share equally in the gross revenue generated by their partnership after recovery by Jana for the standard cost of manufacture of Jana processing devices.(as agreed between the parties, acting reasonably).
		(e)	The Parties have agreed that the cash equity and AHI share payments will be issued at a pre-money valuation of Jana at USD$24,500,000 (equal to USD$2.71/share)
		(f)	AHI will be granted a right to acquire a further 10% equity stake in Jana, via the revenue generated through the partnership over the next three years: Jana will issue a further 1% of its equity to AHI for every USD$2,000,000 in gross revenue

			(USD$1,000,000 gross revenue attributed to Jana, per subsection [d] above] generated through the partnership, up to a maximum of an incremental 10% equity for AHI. The 3-year period will commence as of the date when the Jana product/software integration is achieved within *CompleteScan* for commercial offering.
		(g)	In the event that AHI has not exercised its rights under subsections [a] and [b] above, then AHI will still have the right to acquire up to 10% ownership in Jana, over the next three years, through the generation of USD$2,000,000 revenue attributed to Jana per subsection [d] above for each incremental 1% of Jana equity. The 3-year period will commence as of the date when the Jana product/software integration is achieved within *CompleteScan* for commercial offering
		(h)	AHI will have the right of first refusal for the next three years to subscribe to its pro rata ownership in any financing by Jana in equity or debt on terms no less advantageous than those offered to any other prospective investor
		(i)	Shareholder Voting Rights and Information Rights will be subject to provisions that protects the confidentiality and interests of all Shareholders.
6.	**Exchange approvals**	(a)	The issue of NASDAQ or ASX Shares that is contemplated in this Terms Sheet is subject to and conditional on AHI obtaining the required approvals from its shareholders at a General Meeting to issue NASDAQ or ASX Shares to Jana (Shareholder Approval).
		(b)	If AHI exercises the option under clause 5(b): i. AHI must initiate the process of the Shareholder Approval (and its filing with the NASDAQ or ASX) as soon as possible after such exercise; and ii. if AHI fails to obtain Shareholder Approval within 60 days of such exercise, it may elect to pay US$3,000,000 in cash to Jana in lieu of (and not in addition to) the NASDAQ or ASX Shares. If AHI does not elect to make this payment, the option under clause 5(b) will lapse.
7.	**Field**	(a)	The Field consists of business segments served by AHI's MultiScan Platform in geographies where AHI,

		its partners or Jana has appropriate regulatory clearances to commercialize the integrated platform. (b) Jana has certain other business partnerships and will enter into other commercial collaborations.
8.	**Intellectual Property**	(a) All intellectual property that is owned by, or is proprietary to, a Party at the date of this Terms Sheet will at all times remain owned by that Party exclusively. (b) Other than as expressly set out in this Terms Sheet, nothing in this Terms Sheet confers on a Party any right or interest in, or licence to use (or permit or cause to be used) any of the other Party's, or any third parties, intellectual property (c) AHI currently owns all intellectual property in the AHI MultiScan and *CompleteScan* SaaS platforms, including any modifications or improvements in relation to the platform. Jana covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate the AHI or *CompleteScan* Platforms. (d) Jana owns all intellectual property in the Jana platform, including any modifications or improvements in relation to the platform, excluding any contributed AHI and CompleteScan intellectual property. AHI covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate Jana's intellectual property.
9.	**Commercial Contract**	Notwithstanding the fact that this document is legally binding on the Parties, AHI and the Jana agree to enter into a subsequent, definitive agreement mutually agreed to by the parties **(Formal Agreement)** to more fully document the terms/conditions and intent of the Parties as set out in this Terms Sheet no later than 60-days from the execution date of this Terms Sheet. The Formal Agreement shall be consistent with the terms set out in this Terms Sheet, except to the extent otherwise agreed by the Parties, and will include clauses on (but not limited to) licences to be granted, promotion and marketing, support services, implementation services, cloud services, billing, liabilities, IP and confidentiality.

10.	**Warranties, Representations and Covenants**	The Formal Agreement will also contain warranties, representations and covenants by both AHI and Jana that are customary for transactions of the type contemplated by this Terms Sheet.
11.	**Confidentiality**	Each Party will keep confidential the content and existence of this Terms Sheet and any other information obtained from each other during the negotiations preceding the execution of this Terms Sheet or in the course of furthering the transactions contemplated by this Terms Sheet whether in the course of conducting due diligence or otherwise (**Confidential Information**), and is not to disclose it to any person except: (a) to employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Terms Sheet; (b) with the consent of a Party which owns or controls the Confidential Information; (c) if the Confidential Information is, at the date of this Terms Sheet, lawfully in the possession of the recipient of the i Confidential Information through sources other than any of the other Parties; (d) if required by a regulatory agency, court order or a stock exchange rule/practice; (e) if strictly and necessarily required in connection with legal proceedings relating to this Terms Sheet; (f) if the Confidential Information is generally and publicly available other than as a result of a breach of confidence; (g) to a financier or prospective financier (or its advisers) of a Party; or (h) prospective investors, lenders, or other business partners of a Party. A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this clause. The obligations under this clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Terms Sheet, regardless of any termination of this Terms Sheet.

12.	**Due Diligence**	AHI will utilize the following 90-day due diligence period to verify and validate information about Jana. Jana will supply AHI, in an orderly manner information requested pertaining to the company's financial standing and technology. Other information may be requested that is contemplated in a transaction of this type.
13.	**Further Assurance**	Each Party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other Parties to effectively carry out and give effect to the terms and intentions of this Terms Sheet.
14.	**Governing Law**	The binding terms of this Terms Sheet shall be governed by and construed in accordance with the law from time to time in New York. The Parties agree to submit to the exclusive jurisdiction of the Courts of New York and the Courts which hear appeals from those Courts.
15.	**Assignment**	None of the Parties may assign any of the rights or obligations conferred by this Terms Sheet without the consent of the other Party which will not be unreasonably delayed or withheld.
16.	**Costs**	Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Terms Sheet.
17.	**Waiver**	A provision of, or a right under, this Terms Sheet may only be waived in writing signed by the Party granting the waiver. A failure or delay in exercise, or partial exercise, or a power, right, authority or remedy arising from a default or breach under this Terms Sheet does not result in a waiver of that power, right, authority or remedy.
18.	**Remedies**	The rights, power and remedies provided in this Terms Sheet are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Terms Sheet.
19.	**Whole Agreement**	This Terms Sheet, any Formal Agreement, and the other agreements envisaged by this Terms Sheet, shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.
20.	**Variation**	No modification or alteration of the terms of this Terms Sheet shall be binding unless made in writing dated subsequent to the date of this Terms Sheet and duly executed by all Parties.

21.	**Notices**	Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the Party at its address set out in below: **In the case of Advanced Human Imaging**: Suite 5, 71–73 South Perth Esplanade South Perth, WA, 6151, Australia Email: vlado@advancedhumanimaging.com Attention: Vlado Bosanac **In the case of the Jana Care, Inc.** 8 Saint Mary's St. Suite 936 Boston, MA 02215 Email: rdalal@janacare.com Attention: Rajen Dalal
22.	**Severance**	If any provision of this Terms Sheet is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision shall be and continue to be valid and forceful in accordance with their terms.
23.	**Board Approval**	Upon execution of this Terms Sheet by the Parties, AHI Limited, as a public company, will immediately seek its Board approval to ratify this Terms Sheet by way of signed Board resolution. This approval will be provided no later than Monday May 17th, 2021.
24.	**Counterparts**	This Terms Sheet may be executed in any number of counterparts, including by email, each of which when executed and delivered to the other Parties shall constitute an original, but all counterparts together shall constitute one and the same agreement.
25.	**Interpretation**	In this Terms Sheet unless the context otherwise requires: (a) headings are for convenience only and do not affect its interpretation; (b) an obligation or liability assumed by, or a right conferred on, two (2) or more Parties binds or benefits all of them jointly and each of them severally; (c) the expression **person** includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether

			incorporated or unincorporated), a partnership and a trust;
		(d)	a reference to any Party includes that Party's executors, administrators, successors and permitted assigns, including any person taking by way of novation;
		(e)	a reference to any document (including this Terms Sheet) is to that document as varied, novated, ratified or replaced from time to time;
		(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;
		(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;
		(h)	reference to Parties, clauses, schedules, exhibits or annexure are references to Parties, clauses, schedules, exhibits and annexure to or of this Terms Sheet and a reference to this Terms Sheet includes any schedule, exhibit or annexure to this Terms Sheet;
		(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and
		(j)	a reference to **AUD$** is to Australian currency and **USD$** is to the current of the United States of America.



INTENTIONALLY LEFT BLANK

If the terms and conditions set out above are acceptable, please execute this Terms Sheet in the appropriate place below.

Dated this 19th day of May 2021.

EXECUTED by **Advanced Human Imaging Ltd, ACN : 602 111 115**)
)
)
)

in accordance with section 127 of the *Corporations Act 2001* (Cth):

Signature of director	Signature of Company Secretary
Vlado Bosanac	Steven Richards
Name Chief Executive Officer	Name of CFO & Company Secretary

SIGNED by Jana Care Inc.
EIN 45-2651081)
)
)

in the presence of:

Signature of Director	Signature of Director
Rajen Dalal	
Name of Chief Executive Officer	Name of Director

SCHEDULE 1 – PRODUCT INTEGRATION

- The Jana & AHI will work together to design and implement a full integration within 180 days of the Formal Agreement being executed. A breakdown of the integration timeline is below.

Milestone	Prerequisites	Milestone Completion Date
Terms Sheet Execution	Nil.	17th day of May 2021
AHI SDK EULA Execution	Terms Sheet executed	12th day of June 2021
Product Integration (including QA)	AHI SDK EULA executed	30th July 2021
Formal Agreement (includes commercial arrangements, data processing and technical support)	AHI SDK EULA executed	31st August 2021
Target market(s) ready "go-live"	Formal Agreement executed, and Product Integration complete	TBA

- Jana will make available to AHI the Jana platform integration SDK's/requirements to facilitate an integration into the *CompleteScan* Demonstration Application. This activity is based on the current AHI functionality.
- The Parties will work together to deliver a demonstratable product not later than [date / month] /, 2021.
- The Parties will make their continued platform improvements available to each other from time to time at no cost to the parties.